Exhibit 10.1

IBERIABANK CORPORATION

Memorandum

To:	All Holders of Outstanding Stock Options

From:	IBERIABANK Corporation

Date:	January 6, 2006

Re:	Accelerated Vesting of Stock Options

The purpose of this memorandum is to notify you that the Board of Directors of IBERIABANK Corporation (the “Company”) met on December 30, 2005, and decided to accelerate the vesting of all outstanding stock options.

As a result, all stock options became immediately exercisable on December 31, 2005, and some may have ceased to qualify for the special tax treatment that is available for incentive stock options (“ISOs”). Attached is a spreadsheet that shows how the acceleration of vesting has affected your stock options, including their status as ISOs or non-ISOs. All other terms and conditions of your stock option agreements remain unchanged.

The attached spreadsheet is based on our records, and we ask that you now review it carefully. If you have any questions about this matter, please contact Mike Pelletier either by calling at 337-521-4038 or by sending an email to mpelletier@iberiabank.com. If you are in agreement, please send your executed agreement to Mike Pelletier by inter-office or regular mail on or before January 31, 2006.

AGREED TO AND ACKNOWLEDGED this          day of January, 2006.

Holder’s Signature:

Holder’s Printed Name: